Exhibit 10.172

AMENDMENT TO THE

MELLON FINANCIAL CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

FOR SENIOR OFFICERS (POST 12/31/04)

EFFECTIVE JANUARY 1, 2005

(the “Plan”)

In order to assure documentary compliance with Internal Revenue Code Section 409A and clarify coordination with various other non-qualified programs so as to avoid unintended and impermissible substitutions or accelerations because of offsets by benefits under such programs and in accordance with the reservation of the right to amend the Plan under Article IX, the Plan is hereby amended as follows:

1. Participants who have an employment contract originally with Mellon Bank Corporation or Mellon Financial Corporation (or any related entity) which continues to provide for Supplemental Retirement Benefits which include the benefits otherwise paid under Section 4.7 of the Plan, will not be entitled to coverage by, or payment of benefits under, Section 4.7 of the Plan; provided, however, that solely for purposes of determining whether such Participants are entitled to a Section 4.7 “grandfathered benefit” under the terms of the Mellon Financial Corporation Deferred Compensation Plan for Senior Officers as it existed prior to the effective date of the Plan, the calculation of the overall Section 4.7 benefit payable under the combined two plans shall be made as if such Participants had participated in Section 4.7 of the Plan.

2. In the calculation of the reduction of a Participant’s Section 4.7 Retirement Plan Make-Up, the “Participant’s interest in the cash value of the Policies” shall be determined as of the Participant’s termination of employment (and shall not be subject to any variation on the basis of any election or action of the Participant or the Company).

Date:	December 22, 2008	/s/ Lisa B. Peters
Lisa B. Peters
Chief Human Resources Officer